Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SNAIL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Class A common stock, par value $0.0001 each, to be issued pursuant to the Snail, Inc. 2022 Omnibus Incentive Plan	Rule 457(h)	5,718,000	$5.00	$28,590,000	$0.0001102	$3,150.62
Total Offering Amounts					28,590,000		$3,150.62
Total Fee Offsets (4)							-
Net Fee Due							$3,150.62

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Snail, Inc. (the “Company” or “Registrant”) (i) authorized for issuance under the Snail, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Class A common stock that may become issuable under the 2022 Plan by reason of any stock split, stock dividend or similar transaction involving the Class A common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the price per share of the Registrant’s initial public offering.

(3)	Rounded up to the nearest cent.

(4)	The Registrant does not have any fee offsets.